UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

ICON Income Fund Nine, LLC
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50217	13-4183234
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Fifth Avenue, 4th Floor
New York, New York 10011

(Address of Principal Executive Offices)
____________________

(212) 418-4700

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

Our Manager (the “Manager”) periodically reviews the significant assets in our portfolio to determine whether events or changes in circumstances indicate that the residual value of an asset may not be recoverable. In light of unprecedented high fuel prices and the related impact on the airline industry, at the beginning of the third quarter of 2008 the Manager reviewed our investments in two Airbus A340-313X, four-engine aircraft (the “Aircraft”) on lease to Cathay Pacific Airways Limited (“Cathay”).

Upon completion of the Manager’s review, on July 17, 2008, we recognized a pre-tax, non-cash impairment charge of approximately $3.9 million on the Aircraft that we wholly own and a pre-tax, non-cash impairment charge of approximately $1.95 million (or 50% of $3.9 million) on the Aircraft that we own 50% of through a joint venture with our affiliate, ICON Income Fund Eight B L.P., relating in each case to the write down in value of the Aircraft. No amount of these impairment charges represents a cash expenditure and the Manager does not expect that any amount of these impairment charges will result in any future cash expenditures.

The following factors, among others, indicated that the full residual value of the Aircraft might not be recoverable: (i) indications that lenders are willing to finance less of the acquisition cost of four-engine aircraft, which is increasing with each dollar rise of the price of fuel, thereby undermining the residual value expectations of such aircraft; (ii) the rising cost of fuel is increasing the operating costs of four-engine aircraft and similar capacity twin-engine aircraft, thereby making such aircraft less attractive investments at this time and thereby depressing the current market for the Aircraft; and (iii) the likelihood of aircraft operators switching to more efficient aircraft, thereby depressing the market for the Aircraft.

The Manager determined the aircraft impairment in accordance with the provisions of FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”), which requires long-lived assets to be reviewed for impairment when circumstances indicate that the residual  value of a long-lived asset may not be recoverable based on the expected undiscounted future cash flows of the asset. Based on the Manager’s review, the residual value of the Aircraft exceeded the expected undiscounted future cash flows of the Aircraft and, as a result, we recognized an impairment charge representing the difference between the residual value and the expected discounted future cash flows of the Aircraft. The expected discounted future cash flows of the Aircraft were generally determined from the expected cash flows from the leases with Cathay, a recent appraisal for the Aircraft and recent sales of similar aircraft, as well as the other factors, including those discussed above, that could affect the fair value of the Aircraft.

As discussed above, the Manager believes that the Aircraft and four-engine aircraft similar to the Aircraft have declined in value due to increased operating inefficiencies caused by higher fuel prices.  The Manager expects that this trend will continue if fuel prices continue to rise.  Nevertheless, the Manager anticipates that some or all of the factors discussed above will likely experience a reversal during the next couple of years and expects that, like the market several years ago for the A330 and B767, the market for and value of the Aircraft will rebound.

Safe Harbor Disclosure

Statements in this report contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Registrant’s expectations or beliefs concerning future events.  When used in this document, the words “expects”, “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook”, “may,” “will,” “should” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements also include, without limitation, statements that do not relate solely to historical facts, such as statements that discuss the possible future effects of current known trends or uncertainties or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured.  All forward-looking statements in this report are based upon information available to the Registrant and its Manager on the date of this report. Neither the Registrant nor its Manager undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements are subject to a number of factors that could cause the Registrant’s actual results to differ materially from its Manager’s expectations.  The following factors, in addition to other possible factors not listed, could cause the Registrant’s actual results to differ materially from those expressed in forward-looking statements:  changes in economic and other conditions beyond the control of the Registrant and its Manager; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; government regulation of the Registrant’s business and its assets; and conflicts overseas or terrorist attacks.  Where, in any forward-looking statement, the Registrant expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will occur or be achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICON INCOME FUND NINE, LLC
By: ICON CAPITAL CORP., its Manager

Dated: July 17, 2008
By: /s/ Michael A. Reisner
Michael A. Reisner
Co-President and Co-Chief Executive Officer